                                                                    EXHIBIT 99.6

[LETTERHEAD OF WORLDWIDE RESTAURANT CONCEPTS, INC.]

FOR IMMEDIATE RELEASE

March 17, 2003

                  WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES
                        OPENING OF THE 19TH PAT & OSCAR's

SHERMAN OAKS, Calif.--March 17, 2003--Worldwide Restaurant Concepts, Inc. (NYSE:
SZ) announced today the opening of the 19th Pat & Oscar's/SM/ restaurant. Located at the Del Amo Fashion Center, a major regional mall in Torrance, California, this restaurant is the third Pat & Oscar's to open in the Los Angeles market and marks the fourth restaurant opening in the Company's current fiscal year.

"With the opening of our Torrance location, we've further strengthened our position in the Los Angeles market and we're on our way to building a level of name recognition that matches the high quality of the Pat & Oscar's dining experience. As we continue our expansion, we're focused on delivering a quality dining experience to our guests and we think we're succeeding," said Charles Boppell, President and CEO of Worldwide Restaurant Concepts, Inc. Pat & Oscar's recently ranked second among 119 restaurant chains for overall satisfaction in Sandelman & Associates' 2002 Quick-Track survey.

Pat & Oscar's restaurants offer an award winning combination of great food, such as chicken, pizza, salads, ribs and freshly baked breadsticks served in a friendly, "quick casual" environment.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc., formerly known as Sizzler International, Inc., operates, franchises or joint ventures 319 Sizzler(R) restaurants worldwide, 111 KFC(R) restaurants primarily located in Queensland, Australia, and 19 Pat & Oscar's/SM/ restaurants. Additional information about the Company can be found at www.wrconcepts.com.
                ------------------

                                    - more -

 FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be
                construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.
Page 2 of 2

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

                                      # # #